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                                                                    EXHIBIT 10.5

                         TRIANGLE PHARMACEUTICALS, INC.

                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, dated as of this 5th day of August, 2002, between Triangle Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), and Daniel G. Welch (the "EXECUTIVE").

                                R E C I T A L S:

          WHEREAS, the Company believes that the future growth, profitability and success of the Company's business will be enhanced by its employment of the Executive; and

          WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to be so employed, on the terms and conditions set forth herein.

          NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          Section 1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as Chairman and Chief Executive Officer of the Company and, in such capacity, shall report directly to the Board of Directors of the Company (the "BOARD") and shall have such duties and responsibilities as are typically performed by a chairman and chief executive officer of a corporation similar to the Company, together with such additional duties and responsibilities, commensurate with the Executive's position as Chairman and Chief Executive Officer of the Company, as may reasonably be assigned to the Executive from time to time by the Board. The principal location of the Executive's employment shall be at the Company's principal executive offices located in Durham, North Carolina, although the Executive understands and agrees that he may be required to travel from time to time for business reasons.

          Section 2. TERM. The term of the Executive's employment hereunder shall commence on August 5, 2002 (the "COMMENCEMENT DATE") and shall continue until terminated in accordance with Section 6 hereof (the "EMPLOYMENT TERM").

          Section 3. COMPENSATION. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

          (a) SALARY. The Company shall pay to the Executive a salary (the "SALARY") of $425,000 per annum. The Salary will be reviewed annually and may be increased at the discretion of the Board. The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time. In no event shall the Salary be decreased during the Employment Term.

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          (b)     BONUS PLAN; SIGNING BONUS.

          (i) The Executive shall be eligible for an annual incentive bonus award from the Company in respect of each fiscal year during the Term of Employment (the "ANNUAL BONUS"). The Executive's target Annual Bonus for each such year shall be an amount equal to 50% of his Salary for such year. The Board and the Executive will use their reasonable best efforts to agree on annual objectives for such bonus, not later than 60 days from the beginning of each year (or, in the case of 2002, no later than 60 days from the date hereof). Annual objectives may be refined during the year to reflect changing priorities and circumstances, by mutual agreement of the Executive and the Board. At the discretion of the Board, the Executive's Annual Bonus amount for each such year may be less than or greater than the target amount, depending upon the degree of attainment of annual objectives. The amount of Annual Bonus shall be communicated to the Executive within the first 90 days of each such year. The Executive's Annual Bonus for 2002 shall be prorated based on the number of days worked in that year. The Executive shall receive the Annual Bonus in respect of any year at the same time as bonuses are paid to other executive officers of the Company, but in no event later than ninety (90) days following the end of the fiscal year for which the Annual Bonus is payable.

          (ii) Within fifteen (15) days of the Commencement Date, the Company shall pay the Executive a signing bonus of $50,000.

          (c) OPTIONS. On the Commencement Date, the Company shall grant the Executive an option (the "Option") to purchase 2,300,000 shares of common stock of the Company, at an exercise price per share equal to the closing selling price per share of the common stock on the Commencement Date, as such price is reported on Nasdaq National Market. Subject to continued employment, the option shall vest and be exercisable as to one-sixtieth (1/60th) of the underlying shares on each monthly anniversary of the Commencement Date and shall be subject to the terms and conditions of the notice of grant and stock option agreement, attached hereto as Exhibits A and B, respectively (together, the "Option Agreement"). The Executive will also be eligible to receive annual option grants based on performance and grants for achievement of significant milestones as determined by the Board.

          (d) BENEFITS. The Executive shall be entitled to participate in the health, life insurance, pension and other benefit plans and programs provided to senior executives of the Company on terms no less favorable than those available to such executives. The Executive shall also be entitled to six weeks vacation and the same number of holidays, sick days and other benefits as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.

          (e) RELOCATION EXPENSES. The Company shall reimburse Executive for reasonable and customary expenses incurred in connection with his relocation to the Durham, North Carolina area; provided that the total amount payable to Executive, including a gross-up for taxes incurred by him in connection with such reimbursement, shall not exceed $300,000.

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          Section 4.   EXCLUSIVITY. During the Employment Term, the Executive
shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not, without the prior written approval of the Board, engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company and (ii) engage in personal investing activities, provided that activities set forth in these clauses (i) and (ii), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

          Section 5. REIMBURSEMENT FOR EXPENSES. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items, in accordance with the Company's expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

          Section 6.   TERMINATION.

          (a) DEATH. The Executive's employment shall automatically terminate upon his death.

          (b) DISABILITY. If the Executive is unable to perform the duties required of him under this Agreement because of any physical or mental disability or infirmity that prevents the performance of the Executive's duties for a period of (i) ninety (90) consecutive calendar days or (ii) one hundred twenty (120) non-consecutive business days during any twelve (12) month period, the Company may terminate Executive's employment immediately upon written notice. Any question as to the existence, extent or potentiality of the Executive's disability upon which the Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive.

          (c) CAUSE. The Company may terminate the Executive's employment at any time, with or without Cause. Termination of the Executive's employment hereunder shall be effective upon delivery of such notice of termination, except that, in the event of termination pursuant to this Section 6(c) for Cause, the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of action constituting Cause. If such actions are curable, the Executive shall have a period of thirty (30) calendar days to cure such actions and shall have the right, during such period, to be heard before the Board at a place and time to be designated by the Board and subject to Executive's approval, which approval shall not be unreasonably withheld. If Executive does not attempt to cure such actions or fails to cure such actions to the satisfaction of the Board, Executive's employment shall be deemed terminated for Cause on the thirtieth
(30) day following the date specified in the original notice of termination. The Company, in its reasonable discretion, shall

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have the right to relieve Executive of all duties and responsibilities during such period and deny him access to Company premises, and any such actions taken by the Company shall not constitute "Good Reason" (as hereinafter defined) under this Agreement. For purposes of this Agreement, "CAUSE" shall mean (i) the Executive's willful failure (except where due to a disability), gross neglect or refusal to perform his duties hereunder; (ii) any willful or intentional act of the Executive that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect; (iii) public or consistent drunkenness by the Executive or his illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of the Executive's duties hereunder; (iv) conviction of, or plea of guilty or NOLO CONTENDERE to, the commission of a felony by the Executive; (v) the commission by the Executive of an act of fraud, embezzlement or dishonesty against the Company; or (vi) the Executive's breach of (A) any of the covenants contained in Section 7 hereof, (B) any provisions of the Confidentiality Agreement (as defined in Section 7 hereof) or (C) the representations set forth in Section 10 hereof.

          (d) GOOD REASON. The Executive may terminate his employment for Good Reason, but only if the Company receives written notice from the Executive describing in detail the specific nature of the action constituting Good Reason, and such action is not corrected by the Company within thirty (30) days of receipt of such notice (the "CURE PERIOD"). Such notice must be given to the Company within ninety (90) days of the action allegedly constituting Good Reason. For this purpose, "GOOD REASON" shall mean without the Executive's consent, (i) a change in the Executive's title, or a material diminution in his duties, responsibilities, Salary or target Annual Bonus, (ii) a change whereby Executive no longer reports directly to the Board, (iii) a relocation of the Company's principal executive offices to a location more than thirty (30) miles from Durham, North Carolina, or (iv) the failure of the Company to obtain the assumption in writing of its obligation to perform under the employment agreement by any successor to all or substantially all of the assets of the Company; PROVIDED, HOWEVER, that Good Reason shall not include a termination of the Executive's employment hereunder pursuant to Section 6(b) or (c) hereof. The date of termination of the Executive's employment under this Section 6(d) shall be the effective date of any resignation specified in writing by the Executive, which may not be less than thirty (30) days after receipt by the Company of written notice of such resignation; PROVIDED, HOWEVER, that such resignation shall not be effective and the action constituting Good Reason shall be deemed to have been cured if such action is corrected by the Company during the Cure Period.

          (e) RESIGNATION. The Executive shall have the right to terminate his employment other than for Good Reason upon sixty (60) days' prior written notice to the Company.

          (f)     PAYMENTS.

          (i) In the event that the Executive's employment terminates for any reason, the Company shall pay to the Executive all accrued but unpaid Salary through the date of termination of the Executive's employment and any unpaid or unreimbursed expenses incurred in accordance with Section 5 hereof (the "ACCRUED OBLIGATIONS").

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          (ii)    In the event the Executive's employment is terminated by the
Company without Cause (other than pursuant to Section 6(b) hereof), or by the Executive with Good Reason, in addition to the Accrued Obligations, the Executive shall (A) continue to receive the Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination periodically, in accordance with the Company's prevailing payroll practices, and shall continue to receive medical and dental benefits at no additional cost to the Executive, in each case for a period of eighteen (18) months following the date of such termination, and (B) receive a prorated Annual Bonus for the year of termination, based on the number of days worked during such year, calculated on the basis of 100% achievement of the target Annual Bonus, such payment to be made at the time the Annual Bonus would otherwise have been paid for such year. The Executive's right to receive severance, continued medical and dental benefits and prorated bonus pursuant to this Section 6(f)(ii) shall be expressly conditioned upon the Executive's compliance with the provisions of Section 7 hereof and his execution of a general release in favor of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and the expiration of any waiting periods contained in such release.

          (iii) In the event of any termination of employment, the Executive shall be under no obligation to mitigate amounts payable under this Section 6(f) by seeking other employment or otherwise and, except as provided in Section 7(d) hereof, there shall be no offset against amounts due to the Executive hereunder on account of subsequent employment or otherwise; PROVIDED, HOWEVER, that medical and dental benefits shall cease if Executive secures full-time employment during the 18-month period following his termination.

          (iv) Upon any termination of employment, the Executive's rights with respect to the Option shall be governed by the terms of the Option Agreement.

          (g) SURVIVAL OF OPERATIVE SECTIONS. Upon any termination of the Executive's employment, the provisions of Section 6(f) and Section 7 through
Section 17 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

          Section 7.   SECRECY AND NON-COMPETITION.

          (a) NO COMPETING EMPLOYMENT. The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company's business and assets and, by his current employment with the Company and its subsidiaries, the Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. Therefore, the Executive agrees that during the Employment Term and for the period ending on the first anniversary of the termination of the Executive's employment hereunder, the Executive shall not, anywhere in the world, participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities related to the anti-viral segment of the pharmaceutical industry, or any other major segment of such industry in which the Company or any of its subsidiaries was engaged, or had decided to

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become engaged in a material way, during the Employment Term, as evidenced by written Company documentation.

          (b) NO INTERFERENCE. During the Employment Term and for the period ending on the second anniversary of the termination of the Executive's employment hereunder, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company or its subsidiaries with any person who, to the knowledge of the Executive, is, or was within the then most recent twelve-month period, employed by or otherwise engaged to perform services for the Company or its subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a clinical, medical, scientific or business advisor to, the Company, or any of its subsidiaries; provided that the Executive may engage clinical, medical, scientific or business advisors who had or have a business relationship with the Company for work unrelated to the pharmaceutical segments described in Section 7(a). The placement of any general classified or "help wanted" advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 7(b) unless the Executive's name is contained in such advertisements or solicitations.

          (c) CONFIDENTIAL INFORMATION. As a condition of the Executive's employment hereunder, the Executive will execute, prior to the Commencement Date, the Company's standard Confidentiality and Invention Assignment Agreement (the "CONFIDENTIALITY AGREEMENT"). During the Term of Employment and following any termination of the Executive's employment, the Executive agrees to comply with the terms and conditions of the Confidentiality Agreement.

          (d)     Upon a material breach by Executive of any provisions of this
Section 7, Executive shall (i) be liable to the Company for an amount equal to the aggregate of all gains realized by Executive, within the 24-month period immediately preceding such breach, from the exercise of any options (including the Option) or vesting of any other equity awards, and (ii) forfeit his right to receive any termination payments described in Section 6(f)(ii) which have not been paid prior to the date of such breach.

          Section 8. INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there would be no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, in addition to the damages described in Section 7(d) hereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of
Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof and providing other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

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          Section 9.   EXTENSION OF RESTRICTED PERIOD. In addition to the
remedies the Company may seek and obtain pursuant to Section 8 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of any of the covenants contained in Section 7 hereof.

          Section 10. REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE. The Executive represents and warrants to the Company as follows:

          (a) This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive will (i) require the approval or consent of any governmental body or of any other person or (ii) conflict with or result in any breach or violation of, or constitute (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive. Without limiting the generality of the foregoing, the Executive is not a party to any non-competition, non-solicitation, no-hire or similar agreement that restricts in any way the Executive's ability to engage in any business or to solicit or hire the employees of any person. In the performance of his duties under this Agreement, Executive shall not use any confidential or proprietary information which he may have obtained in connection with his employment with any prior employer.

          The representations and warranties of the Executive contained in this
Section 10 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          Section 11. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive's heirs and the personal representatives of the Executive's estate; PROVIDED, HOWEVER, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries or affiliates, but in such event such assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          Section 12. WAIVER AND AMENDMENTS. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; PROVIDED, HOWEVER, that any such waiver, alteration, amendment or

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modification is consented to on the Company's behalf by the Board. No waiver by either of the parties hereto of its rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

          Section 13.  SEVERABILITY; GOVERNING LAW; DISPUTE RESOLUTION.

          (a) The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

          (b) Except for any disputes arising out of a breach or alleged breach by the Executive of any provisions of Section 7 of this Agreement or of the Confidentiality Agreement, as to which the Company shall be entitled to seek a restraining order and/or an injunction in any court of competent jurisdiction, all disputes arising under this Agreement shall be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The costs of any such arbitration shall initially be borne equally by the Company and the Executive, and each side shall initially bear its own legal and other related costs; PROVIDED, HOWEVER, that the prevailing party in any such dispute shall be entitled to reimbursement from the losing party of all such arbitration, legal and other related costs incurred in connection therewith.

          Section 14.  NOTICES.

          (a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

          (i) if to the Executive, at his home address for payroll purposes, or at such other address as the Executive may have furnished the Company in writing, with copy to Robert Edmonds, Esq., Edmonds & Company, P.C., 420 Fifth Avenue, New York, New York 10018;

          (ii) if to the Company, at its principal executive offices in Durham, North Carolina, marked for the attention of the Board, or at such other address as it may have furnished in writing to the Executive.

          (b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

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          Section 15.  SECTION HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

          Section 16. ENTIRE AGREEMENT. This Agreement, together with the Exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

          Section 17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same instrument.

                        [Signatures appear on next page.]

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                    [Signature page to Employment Agreement]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                TRIANGLE PHARMACEUTICALS, INC.


                                By: /s/ Jonathan S. Leff
                                   -------------------------------------
                                   Name:  Jonathan S. Leff
                                   Title: Chairman, Executive Search Committee
                                          of the Board of Directors


/s/ Daniel G. Welch
--------------------------
           Daniel G. Welch

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